P.H. GLATFELTER COMPANY

TELECONFERENCE CALL TRANSCRIPT

AUGUST 9, 2004

CORPORATE PARTICIPANTS

Glenn Davies

Corporate Finance Group

George Glatfelter

Chairman; CEO

John van Roden

EVP; CFO

Dante Parrini

COO; EVP

PRESENTATION

Operator

Good afternoon and welcome to your Glatfelter second quarter earnings conference call. At this time all participants have been placed on a listen-only mode and the floor will be opened for questions following the presentation.

It is now my pleasure to turn the floor over to your host, Mr. Glenn Davies. Sir, you may begin.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you, Sandra. Good afternoon. This is Glenn Davies of Glatfelter’s corporate finance group and I would like to welcome you to our second quarter earnings conference call. With me this afternoon from Glatfelter are George Glatfelter, our Chairman and Chief Executive Officer; John van Roden, Executive Vice President and Chief Financial Officer; and Dante Parrini, our Executive Vice President and Chief Operating Officer.

Before we begin our discussion today I’d like to remind you that any statements made with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2004 Annual Report filed with the SEC for important factors that, among others, could cause our actual results to differ from any results that might be projected, forecasted, or estimated in any such forward-looking statement.

With that, I’d like to turn the call over to George.

George Glatfelter - Glatfelter — Chairman; CEO

Thanks, Glenn. Good afternoon everyone and welcome. I hope that you’ve had an opportunity to review our earnings release that was issued this morning.

As we do each quarter, I’ll begin with some introductory remarks. John van Roden will then provide an overview of our financial performance during the quarter and Dante will follow with some comments on our business unit’s performance and the operational side of the business. I’ll then conclude with a few remarks before opening the call for your questions.

In the current quarter, excluding nonrecurring items that John will discuss, we earned $0.01 per share compared with a loss of $0.03 per share in the same quarter of 2004.

Overall I’m pleased with the performance of our Specialty Papers business unit this quarter, and the continuing development of our Engineered Products segment. Likewise, I continue to be enthusiastic about the pace of our new product development efforts. Our Long Fiber & Overlay business unit continues to be challenged by weaker economic conditions in Western Europe and a more difficult competitive environment worldwide. In addition, rising input costs across the business continued to put pressure on our margins.

Our improved financial results are attributable in part to better market conditions in our Specialty Papers business unit. Selling prices in this unit were higher in this quarter compared to the year-ago quarter and demand remained solid. Shipping volumes increased 9%, driven by new product development and the improvements in our sales and operations planning process.

We continue to realize expected benefits from the North American restructuring program that we initiated last year. Since implementation of the restructuring program we’ve significantly reduced costs and improved our product mix by focusing on higher value niche products. We’ve achieved most of our goals under the North American restructuring program and we generated benefits during the second quarter, which, on an annualized basis, have met our target of 15 to $20 million.

Equally important in my mind, we’ve demonstrated the ability to tackle tough challenges effectively. In doing so, we’ve developed new cost management skills and business practices within our North American operations that will be expanded to our European facilities in the upcoming months. We’ll provide additional input on these initiatives later in the call.

In summary, although market conditions in North America have improved relative to this time last year, our Long Fiber & Overlay business unit’s results continue to reflect soft economic conditions in Western Europe as well as increased global competition. These conditions drove the results of this business unit for the quarter, which were well behind the second quarter of 2004. Despite these conditions, shipping volume in an important food and beverage segment increased 16% compared to last year’s second quarter.

We’re focused today on optimizing our performance in Specialty Papers and addressing the challenges presented by the conditions facing our Long Fiber and Overlay business unit. Leader in the call I’ll provide further insight into our business performance and some comments on what we see for the balance of 2005. But first I would like to ask John van Roden to provide a review of the second quarter’s financial results. John?

John van Roden - Glatfelter — EVP; CFO

Thank you George.

We recorded net income of $1.7 million or $0.4 per share for the second quarter of 2005, which compares with a loss of $1.6 million or $0.04 per share in the same quarter of 2004. Excluding the after-tax effect of insurance recoveries, we earned $0.01 per share in the 2005-second quarter compared with a loss of $0.03 per share in the second quarter a year ago.

Overall, the primary drivers of the improvement in earnings on this basis in the quarter-to-quarter comparison were: higher selling prices, $0.06; volume and mix changes, $0.03. These favorable factors were offset by higher raw material and energy prices of $0.04 and higher SG&A of $0.02.

The benefits of improved selling prices and volumes were substantially all realized in the Specialty Papers business unit, and are net of flat to lower trends in the Long Fiber & Overlay business unit. Our gross margin widened to 13.7% in the current quarter compared to 12.4% last year. The improvement largely reflects improved pricing, as well as benefits from changes in our supply chain management processes, and improved productivity.

The second quarter results included the impact of the annually scheduled maintenance shutdown of our Spring Grove facility. This is estimated to be approximately $0.09 per share in 2005.

The increase in SG&A expenses was largely due to legal costs incurred in connection with our efforts to collect additional insurance recoveries related to the Fox River environmental situation and other matters. During the quarter we collected $2.2 million and have collected approximately $35 million since we began these efforts almost 2 years ago.Cost during the second quarter that are related to these recoveries totaled approximately $0.01 per share on after-tax basis.

During the quarter cash net of changes in debt was essentially unchanged. Capital expenditures totaled $9.3 million for the quarter and we continue to expect annual capital expenditures to be in the 30 to $35 million range for 2005.

Our balance sheet is in very good shape, with net debt to capital at 31%. You may recall in April of 2005 we agreed to sell additional timberlands for approximately $21 million in cash. We expect to close this transaction in the fourth quarter of this year and as a result, we expect net debt to capital to continue to improve.

This concludes my comments. Thank you and I will turn it back to you, George.

George Glatfelter - Glatfelter — Chairman; CEO

Thank you, John. I’d now like to ask Dante to provide an overview of the operational side of our business. Dante?

Dante Parrini - Glatfelter — COO; EVP

Thank you, George, and good afternoon. I will provide comments on the performance of our business operations for the second quarter of 2000.

Let’s start with Long Fiber & Overlay. This business is a world leader in the manufacture of high-quality filter papers for the food and beverage markets, overlay papers, for the composite laminate industry, premium quality metalized papers and niche technical specialties.

Second quarter, 2005 net sales were approximately 5% ahead of the same quarter a year ago, which is largely due to foreign currency changes. Unit volumes overall were down by 1% in the quarter-to-quarter comparison.

We had another solid quarter in our food and beverage segment with volume up 16%; however, this was offset by very weak demand for overlay papers which was down 19% in the comparison. Our metalized and technical specialty segments had moderate volume growth during the quarter.

We did experience market-driven downtime, primarily related to weak demand for overlay papers in Europe, and we anticipate this trend to continue at least through the third quarter.

Near-term demand and pricing outlook, food and beverage is in the midst of its seasonal slow period, but we expect demand to pick up by the end of the third quarter, and demand for overlay products remains depressed and is our biggest concern. This downturn has been more severe and is lasting longer than we had originally projected. Demand for metalized papers remains strong. This has been a very solid performing segment for us.

From a pricing standpoint, we anticipate lower prices in composite laminates and food and beverage related to more aggressive competition and continued weak demand in composite laminate markets. As discussed in this morning’s release, we are taking steps to develop and implement a comprehensive improvement program for this business unit, which George will elaborate on in his concluding remarks.

Now let’s move to our Specialty Papers business unit, that includes three major market segments: book publishing papers; envelope and converting papers; and engineered products.

Second quarter performance: Net sales were up approximately 18% and volumes were up by 9% versus the same quarter a year ago. Net sales were influenced by improved unit volumes in all 3 segments as well as pricing that was 8% higher in the comparison.

Now I’ll offer more specific comments by market segment.

Book publishing: Revenues were up 21%. Unit volumes were up 11% in the quarterly comparison, which is primarily due to our participation in Scholastic’s Harry Potter and the Half Blood Prince. Through a close collaboration with the publisher and our merchant, Lindenmeyer Book Publishing, we developed a supply chain initiative that supported record-breaking sales of 6.9 million copies within the first 24 hours of release and positioned Glatfelter as a key supplier for the project. We utilized our sales and operations planning process that was implemented as part of our North American restructuring program, to support this one-time event, as well as provided uninterrupted service to our other book publishing customers.

Envelope and converting papers revenue was up 14%, which reflects general improvements in market pricing and increased spending in advertising and direct marketing. Unit volumes were up 2% in the quarterly comparison.

Engineered products, revenues were up 19% and unit volumes were once again very strong, up 21% from the second quarter of last year. This is driven by the successful execution of our plan to grow in uncoated specialties.

Near-term demand and pricing outlook.

Although we are seeing some softening in portions of our book publishing and envelope market segments, we expect market conditions in our specialty papers business unit to remain relatively stable, accompanied by continued volume growth in engineered products.

And now a few comments on new product development.

During the second quarter approximately 52% of our net revenue came from products less than 5 years old. This level of performance is consistent with our target of 50% through the cycle. We had excellent new product development performance from the engineered products segment that was a key driver for our Q2 volume and revenue growth.

Mill operations: The North American mills ran well during the second quarter and the European mills felt the impact of market related down time. Overall we’re pleased with quality, safety, and productivity at our facilities over the last quarter. During the quarter we completed our annually scheduled maintenance outage of our Spring Grove facility. This went very well particularly considering the changes in the work force implemented during the latter half of 2004. As John van Roden stated earlier, the costs associated with the outage were approximately $0.09 per share.

This concludes my comments. I will turn it back to you, George.

George Glatfelter - Glatfelter — Chairman; CEO

Thank you Dante.

As you’ve just heard, our performance for the second quarter of 2005 was mixed. In the Specialty Papers business unit, demand remains strong in targeted, higher value niche markets, and pricing conditions overall or stable. We continue to drive new product development as an engine of growth across the Company. Our North American restructuring program is on target and it’s delivering the anticipated benefits.

As we said in our release and earlier during this call, our Long Fiber & Overlay papers business unit is facing challenges in the near-term. We have a plan to do with that. Similar to the 2004 North American restructuring program, which has been very successful, we’re currently developing a comprehensive program designed to improve the performance of the Long Fiber & Overlay papers business unit. The objectives of this program include improving productivity of our European facilities through work force redesign; reducing production costs by implementing improved and expanded supply chain management strategies and redesigning end-to-end planning and scheduling processes at our European operations; and enhancing new product development activities to aggressively pursue new market opportunities.

We also remain committed to our Long Fiber & Overlay growth plan, which is designed to take advantage of several growth markets in which we participate. The plan is based upon fortifying our leadership positions in the food and beverage markets and diversifying into technical specialties by leveraging our unique technological capabilities and capitalizing on opportunities in wet-laid non-wovens.

To achieve our goals in technical specialties we’ve recently focused additional resources on the development of those products. We’re expecting to bring several products to market by the end of the year.

Through our transformational efforts over the past few years we feel we’ve repositioned Glatfelter to achieve our vision of becoming the global supplier of choice in specialty papers and engineered products. This, coupled with our improving financial strength, positions us well, I believe, to create value for shareholders going forward.

With that, I thank you for your participation in today’s conference call and I’ll turn the call back to Glenn for your questions.

Glenn Davies - Glatfelter — Corporate Finance Group

Thank you, George. This does conclude the prepared remarks section of our call, and at this time we’re prepared to answer any questions you may have. I’d like to ask Sandra to provide you with instructions for this portion of the call. Thank you.

Operator

Thank you. [ OPERATOR INSTRUCTIONS ] Our first question is coming from Dohyun Cha of Credit Suisse First Boston.

Dohyun Cha - CSFB — Analyst

Good afternoon. Can you describe what the pricing environment looks like in your book publishing papers business? Because you’ve obviously seen some slippage in uncoated free sheet pricing, and I’m just wondering how much of that is translating into lower prices for you folks? Then the other two questions are on SG&A. I’m just wondering what your outlook is there for the rest of the year. And then the working capital.

John van Roden - Glatfelter — EVP; CFO

Do you want to start, Dante? And do the pricing —

Dante Parrini - Glatfelter — COO; EVP

Sure. Dohyun, this is Dante.

Dohyun Cha - CSFB — Analyst

Hi, Dante.

Dante Parrini - Glatfelter — COO; EVP

How are you? If I look at our book publishing pricing, even sequentially, quarter over quarter, it’s largely unchanged. So I think the slippage that you’ve observed in the market is most problematic for the commodity white papers.

Dohyun Cha - CSFB — Analyst

Okay. So you didn’t see — the quarter-end pricing levels were not all that different with the average from the quarter?

Dante Parrini - Glatfelter — COO; EVP

I would say that’s an accurate statement.

Dohyun Cha - CSFB — Analyst

Okay. Great.

John van Roden - Glatfelter — EVP; CFO

Dohyun, you asked two other questions. One was — this is John. One was the SG&A and the other one was working capital? Correct?

Dohyun Cha - CSFB — Analyst

Yes. I’m just wondering with these legal costs related to Fox River I’m just wondering how much of continued legal spending we should be expecting for the rest of this year?

John van Roden - Glatfelter — EVP; CFO

Well, let me first say that in regard to SG&A, SG&A is actually flat or down prior to that. So we have that situation well under control. We are continuing to pursue further insurance rate coverage and we’ll continue to spend at approximately the same rate, I would say, in the third quarter. To go beyond that, I’m just not certain.

And your other question was on working capital, correct?

Dohyun Cha - CSFB — Analyst

Yes. Working capital for the quarter and also for the second half.

John van Roden - Glatfelter — EVP; CFO

Maybe you’re asking that question based on the table that’s on the press release. On the operating activity, the cash flow?

Dohyun Cha - CSFB — Analyst

Yes.

John van Roden - Glatfelter — EVP; CFO

The big difference between last year and this year’s first 6 months is that if you recall last year, we had a very large land sale at the end of the year, and the lower amount of cash from operations is a working capital issue, which is tied to tax payments.

Dohyun Cha - CSFB — Analyst

Okay.

John van Roden - Glatfelter — EVP; CFO

Basically, we’re paying the taxes on those sales. So working capital should be flat or down.

Dohyun Cha - CSFB — Analyst

Okay. Thank you very much .

Operator

Thank you. [ OPERATOR INSTRUCTIONS ] Our next question comes from Christopher Chun of Deutsche Bank.

Christopher Chun - Deutsche Bank — Analyst

Good afternoon. I have a few questions. First of all, I would like to follow up on Dohyun’s question about the relationship between commodity white paper and book papers? But this time I’d like to ask about the volume relationship because it seems to me that on the commodity side, we’ve really seen some significant erosion in volumes and I was wondering what you guys were seeing in terms of your book paper volume right now. And also, what your outlook is on that for the near-term.

Dante Parrini - Glatfelter — COO; EVP

This is Dante. Just to go back, if you look at our volumes in book publishing, we have pretty strong second quarter in the comparison and we referenced, there was a one-time event there on a high-profile title. That certainly was a major component of that. And in our outlook we did say that we are observing some pockets of softness, both on the book side and on the envelope side, which is somewhat related to the broader events of the uncoated free sheet market. But I’ll go back to our strategy of focusing on the high-value niche pockets of each of those segments, where we feel we can carve out a more defensible niche and offer something that’s distinctive, and I believe that’s partially why we’ve been successful in maintaining our share.

But no doubt, we need to stay on our toes and keep an eye on what’s going on in the market.

Christopher Chun - Deutsche Bank — Analyst

Okay, next I would like to turn to the European business. You mentioned that the overlay papers volume was down significantly. And I was wondering if you might address a little bit what’s going on there.

And also, if you might talk a little bit more about the increased competition that you mentioned, both in your press release and in your prepared remarks, whether that increased competition is already up or whether you see that on the horizon and where it’s coming from.

Dante Parrini - Glatfelter — COO; EVP

Sure. The quarterly comparison, I believe we said volume was down 19%, which is significant. And if you look at the overlay papers that we sell into the laminate industry, a large component of our customer base is in Western Europe and the markets overall for decorative laminates in Western Europe are down dramatically, year over year. That’s not just for our papers but it’s for decorative — decor papers, as well.

So, one of them is just the fact that economies, if you look at GDP in most of the Western European economies, they’re very soft right now. Below 1%. A couple of countries are in negative, like Italy and the Netherlands. And that has had an impact on disposable income and overlay products are used to make end products that go into flooring and counter tops and are usually used in renovation projects. So, we felt the impact of reduced demand because of those dynamics.

When I talk about increased competition, paper markets in Western Europe in general are weak in it’s attracted some fringe players who have available capacity. And some of the converting process changes that have taken place at the producer level has made it possible to use papers that are produced on flat wire machines.

So all of the things that I’ve just mentioned are influencing the demand and performance of the overlay market segment.

Christopher Chun - Deutsche Bank — Analyst

Okay, that’s fair. Couple more questions, if I may. Do you guys have any comments on whether you’re expecting any more high-value land sales in the near future?

John van Roden - Glatfelter — EVP; CFO

As I said, Chris, we have — we entered into a sale agreement to sell about — think it was — was it 1800? One — excuse me, 2400 acres for 21 million. And we are pursuing further higher better use property sales and we’re not sure what the total number of acres are that are the higher better use that we have left. I’d say a good estimate will be plus or minus 5 to 15,000 acres. And there is no good reason not to pursue the sale of those acres.

Christopher Chun - Deutsche Bank — Analyst

Okay, great. And how about in terms of insurance recovery, can you give us any guidance on what we should expect there?

George Glatfelter - Glatfelter — Chairman; CEO

Yes, Chris, this is George. We were successful in collecting 2.2 million in insurance recoveries related to the Fox River in the second quarter and we’re continuing actively to pursue additional recoveries. As you can probably appreciate, those actions typically move pretty slowly, particularly if they wind up in litigation. And I don’t really have anything further to report except to say that we’re actively involved with respect to further insurance recoveries.

Christopher Chun - Deutsche Bank — Analyst

Okay. And then on your North American restructuring program, I think George, you said that you’re already there in terms of a run rate, in terms of your target. A was just wondering if the benefits are all in right now or whether there’s any more to go there. And also, if you’d like to comment any more specifically on what might be possible in terms of Europe?

John van Roden - Glatfelter — EVP; CFO

This is John. I’ll take the first part of that question. We’re at the low end of our range. I think we have some possible upside to that. If you recall, we said we would reach that rate for the full year of 2006. So, it is possible that there is some more upside there for the full year of ‘06. But we have most of it now.

George Glatfelter - Glatfelter — Chairman; CEO

Yes, maybe I can chime in on the European efforts. We’re in the developmental phase, Chris, of the particular program. I think it will very closely parallel what we had developed for our North American operations with respect to work force redesign and business process improvement. We’re not prepared today to talk to you about expected levels of cost savings, except to say that we believe that they will be material and we expect to be able to share those targets with you when we get together, perhaps by the end of the third quarter on this call.

Christopher Chun - Deutsche Bank — Analyst

That’s great, George. Thanks a lot, guys.

George Glatfelter - Glatfelter — Chairman; CEO

Sure thing .

Operator

Thank you, [ OPERATOR INSTRUCTIONS ] Our next question comes from Mark Wilde of Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Good pronunciation. Hi George, hi John, hi Dante. Hey, Dante, can we talk a little more about Europe? I’m just — I guess the big question always when you try to restructure business in Europe, especially countries like Germany and France, which is where you’re at, is sort of the difficulty of restructuring operations there. Can you give us some sense of to what degree you’ve started to look at these issues and how you handle these sort of things?

Dante Parrini - Glatfelter — COO; EVP

Sure. You’re correct in saying that there are differences and they’re not insignificant and you need to approach these in a very thoughtful and pragmatic way. And we’re very much engaged in that process and are leveraging some of the skills that we’ve developed in North America and the approach we’ve used successfully to carry over to Europe. And I believe that will be successful.

The approach that we’ll take in Europe will not mirror exactly North America because of the differences in social programs and laws and culture, but nonetheless, I believe we’ll be successful in coming up with a program that is material to the business and that will be supported by the labor unions as well as our employees.

That’s about all I’m really prepared to say at this point in time.

Mark Wilde - Deutsche Bank — Analyst

Do you have any sense, Dante, about the cash costs of what you might be looking at?

Dante Parrini - Glatfelter — COO; EVP

No, not at this stage.

Mark Wilde - Deutsche Bank — Analyst

Okay. One other question about Europe. It seems to me you’ve sort of got a double whammy at this point. You’re not only seeing the weakness in the overlay, but this also means you’re not getting the leverage from that new inclined wire you put in about a year or two. Is that right?

Dante Parrini - Glatfelter — COO; EVP

Well, certainly we have more capacity that can be utilized in both our German and French facilities. So yes, you’re correct.

Mark Wilde - Deutsche Bank — Analyst

Would you hazard a guess, Dante, as to how much production you gave up in the second quarter? Or like an operating rate or something like that?

Dante Parrini - Glatfelter — COO; EVP

As you can appreciate, different machines make different products, but if I were to aggregate for Gernsbach, where the majority of the down time came, for the quarter it equated to about five days of mill down time.

Mark Wilde - Deutsche Bank — Analyst

Five days out of 90?

Dante Parrini - Glatfelter — COO; EVP

Correct. And it was largely related to the production of overlay papers.

Mark Wilde - Deutsche Bank — Analyst

Okay, all right. I wanted to turn now to the land issue because you’ve really, you’ve done a very impressive job in terms of unlocking value in the land. I think, John, you said there;s maybe 5 to 15,000 acres left of HBU. Can we get your current thought on the non HBU land?

John van Roden - Glatfelter — EVP; CFO

You mean as to what we plan on doing with it?

Mark Wilde - Deutsche Bank — Analyst

Or whether you’re willing to do anything with it.

John van Roden - Glatfelter — EVP; CFO

Right. Well, pardon me with — the obvious answer first is that if we can get more for that land than the increased cost that we would incur by selling the land, we obviously would be happy to do something with it. But in answering that question, I think it’s a little more complicated. It isn’t just what the cost of wood would be, it would be can you source it? Can you source the kind of wood you need? And it’s a relatively complicated question. And I think we’re going to take our time, make sure we answer that in a way that benefits the Company over the long term. I don’t want to make any rash decision that will put us in a bad spot. So once again, it’s easy to make the decision on a higher, better use; not as easy on the pure timberland.

Mark Wilde - Deutsche Bank — Analyst

Just given that a lot of your land is probably reasonably close to I-95, is it possible that some of the non HBU stuff you might be able to do deals like that conservation deal that you did on 20 or 25,000 acres, where you get cash out but the land is going to continue to get managed as timberland?

John van Roden - Glatfelter — EVP; CFO

Yes, it is. It is possible and we’re looking at all of those options. We have a very open mind as to any of these options.

George Glatfelter - Glatfelter — Chairman; CEO

Yes, Mark, if I could just add a few comments here. This is George. We’re going to be very thoughtful in this process and at the same time we’re going to be open to all kinds of opportunities that might maximize that value, but I guess the watchword here is thoughtful and perhaps purposeful. We are not going to rush to sell this woodland. We’re going to make sure that the decisions that we make make sense for shareholders and we’ll approach it that way. But I will tell you that it’s a significant asset of the Company and it generates a lot of attention here on a regular basis.

Mark Wilde - Deutsche Bank — Analyst

Yes. That’s fine. George, I don’t think anybody has a hard time with you or John or the rest of the team taking time with the assets as long as we know that you’re working to really extract full value for them.

And I want to ask just one other question of George, and that is you’ve had a pretty clear-eyed and I would say sort of a sober view of the industry’s kind of prospects over the last few years. And I just wondered, given what we’ve seen in terms up kind of industry volume numbers over the past 2 or 3 quarters, whether your thinking has changed further? We’ve had all of these other commodity businesses show improved volumes, better pricing, and the uncoated free sheet market has changed.

George Glatfelter - Glatfelter — Chairman; CEO

Yes, I think it has, Mark. And to respond to your question, it’s clear to me that the uncoated side of this industry, along with, frankly, the rest of the industry, has gone through — is experiencing structural change. Change that we’re all going to have to understand first and then begin to operate within.

Having said that, I think it’s obviously a two-edged sword. I think that there are a lot of challenges that accompany structural change. I think a lot of companies may not make that turn very well in that market and ultimately, that’s an outcome of the kind of structural change we’re talking about.

At the same time, I’ll tell you that it’s my belief that there are a lot of opportunities that are driven by that structural change, too. And if you watch this — well, I know you watch this Company — over the last several years, we’re not surprised by what we’re seeing. What we’re seeing is pretty much exactly what we had anticipated that we would confront back in the late 90’s. And this Company has addressed those changes, you’ve seen us do a lot of things, not the least of which is specialize our grade mix, not the least of which is fortify our balance sheet.

And so we’re left here in the midst of these structural changes with a very, very strong balance sheet that provides us with a lot of flexibility to drive value to shareholders and I think we’ve also demonstrated, Mark, that whatever makes the most sense for our shareholders is the direction that we’ll proceed. This is not an entrenched management team, it’s not a management team that is in any way unresponsive to shareholders. And I think we’ve demonstrated that, time and time again.

Mark Wilde - Deutsche Bank — Analyst

Okay, just a couple of other things. One, I wondered, Dante, can you give us some sense if whether on an EBIT break basis you’ve got Neenah above water now?

Dante Parrini - Glatfelter — COO; EVP

The trend at Neenah is certainly very positive. If you look at the beginning of 2004 until now, we’ve made great strides. The mill is running much better, our productivity levels are much higher, our gross margin has dramatically improved. I don’t know that we disclose EBIT numbers by mill and I’m not sure that we’re prepared to do that today, but I can say at the gross margin level we’ve made significant improvements and we’re pleased with the way we’re tracking right now.

Mark Wilde - Deutsche Bank — Analyst

Okay, another question. Can you give us some sense of where you think your market share is in trade book right now? You’ve basically been between about 32 and about 40% as long as I’ve covered you. I’m just curious about where that sits right now.

Dante Parrini - Glatfelter — COO; EVP

If you look at our market share in uncoated free sheet, it’s above that. We’re right in the 50% neighborhood . The uncoated free sheet segment of the total book publishing space has shrunk a little bit over the last few years. So we’ve picked up ground, if anything. Total book publishing market share is in the 20% range or so. That includes coated, uncoated, free, and mechanical grades all together.

Mark Wilde - Deutsche Bank — Analyst

And are you seeing the trade book segment that you focus on, is — these uncoated ground wood papers having much impact in trade book?

Dante Parrini - Glatfelter — COO; EVP

Certainly more so today than a few years ago and ground wood-containing papers, as you know, are an option to publishers and book manufacturers when things like — from our perspective, ultimate product quality, permanence, and value to the customer aren’t the most important considerations. We don’t expect that to go away. That’s why we continue to invest in our new product development efforts, our innovative service programs like Performance Plus, and partnering with key publishers on very important high-profile projects and delivering outstanding service. And we believe that there’s a niche to be carved out in book publishing and we’re committed to maintaining our number one leadership position and believe we can do that.

Mark Wilde - Deutsche Bank — Analyst

Okay, great. Thanks, Dante. Thanks, guys .

Operator

Thank you. Our next question comes from Dohyun Cha of Credit Suisse First Boston.

Dohyun Cha - CSFB — Analyst

Just a quick follow-up on what you just discussed. Question on the product spectrum within your book publishing papers. Just wondering if you would be open to broadening that product spectrum at all? There are obviously a lot of ailing newsprint mills out there that could possibly benefit from your operating background and infuse some investment there to possibly offer a similar product and compete with those products that have been taking a little share from the uncoated free sheets. Your thoughts there?

George Glatfelter - Glatfelter — Chairman; CEO

I can perhaps comment on that. Going back to Mark’s question before, about structure, this is a mature market. It exhibits virtually all the signs of commoditization. We think that we can carve out a niche there, a lucrative niche, a niche that we can defend and draw value from. But frankly, I’d be hard-pressed to make a big bet financially by broadening our exposure to that particular market in the manner that you have described. I don’t think that’s in the cards for the Glatfelter Company.

Dohyun Cha - CSFB — Analyst

Okay. So the investment is more likely to go towards your engineered and your long fiber and overlay segments, I guess? Or they would take priority over this more mature market?

George Glatfelter - Glatfelter — Chairman; CEO

Well, it’s always all about making money, not so much about making paper, but we have put this company on a course and built a lot of competency in the specialized niches that exist around the world. And I think we stand a much better chance of leveraging value through that competency than we would otherwise.

Dohyun Cha - CSFB — Analyst

Got it. Thank you very much.

George Glatfelter - Glatfelter — Chairman; CEO

Sure thing .

Operator

Thank you. This does conclude today’s teleconference. Please disconnect your lines at this time and have a wonderful day.